Exhibit 16.1

March 18, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 18, 2011 of China Agritech, Inc. and are in agreement with the statements contained in the first four paragraphs on page 2 therein. We have also read Item 8.01 of the Form 8-K and are in agreement with the statements on page 3 therein. We have no basis to agree or disagree with other statements of the registrant contained in the remainder of the Form 8-K.

/s/ Ernst & Young Hua Ming